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Exhibit 5.3

April 7, 2014

Talisman Energy Inc.

Dear Sirs:

Talisman Energy Inc.
Short Form Base Shelf Prospectus Dated April 7, 2014

Reference is made to the short form base shelf prospectus, dated April 7, 2014, forming part of the registration statement on Form F-10 (including any amendments thereto, the "Registration Statement") filed by Talisman Energy Inc. with the U.S. Securities and Exchange Commission.

We hereby consent to the references to our firm name in the Registration Statement under the headings "Enforceability of Civil Liabilities" and "Legal Matters" and to the reference to our advice under the heading "Enforceability of Civil Liabilities." In giving such consent, we do not acknowledge that we come within the category of persons whose consent is required by the U.S. Securities Act of 1933, as amended, or the rules and regulations thereunder.

Yours truly, (Signed) "Norton Rose Fulbright Canada LLP"

Norton Rose Fulbright Canada LLP is a limited liability partnership established in Canada.

Norton Rose Fulbright Canada LLP, Norton Rose Fulbright LLP, Norton Rose Fulbright Australia, Norton Rose Fulbright South Africa (incorporated as Deneys Reitz Inc) and Fulbright & Jaworski LLP, each of which is a separate legal entity, are members of Norton Rose Fulbright Verein, a Swiss Verein. Details of each entity, with certain regulatory information, are at nortonrosefulbright.com. Norton Rose Fulbright Verein helps coordinate the activities of the members but does not itself provide legal services to clients.

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  Exhibit 5.3